Exhibit 99.1

Contact:	Randy Giles
EVP, Chief Financial Officer
(301) 581-5687
Drew Asher
SVP, Corporate Finance
(301) 581-5717

Coventry Health Care Announces Stockholder Approval of Merger Agreement with Aetna

BETHESDA, Md. (November 21, 2012) – Coventry Health Care, Inc. (NYSE: CVH) announced that its stockholders voted at the stockholder special meeting held earlier today to approve the adoption of the previously announced merger agreement, dated as of August 19, 2012, as amended, providing for the acquisition of Coventry by Aetna.

Of the 104,941,398 shares voting at today’s special meeting of stockholders, more than 99% voted in favor of the adoption of the merger agreement, which represented approximately 78% of Coventry’s total outstanding shares of common stock as of the October 15, 2012 record date.

The completion of this transaction remains subject to customary closing conditions, including expiration of the federal Hart-Scott-Rodino antitrust waiting period and approvals of state departments of insurance and other regulators. Coventry and Aetna continue to expect that the transaction will be completed in mid-2013.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed health care company based in Bethesda, Maryland, dedicated to delivering high-quality health care solutions at an affordable price. Coventry provides a full portfolio of risk and fee-based products including Medicare and Medicaid programs, group and individual health insurance, workers’ compensation solutions, and network rental services. With a presence in every state in the nation, Coventry’s products currently serve approximately 5 million individuals helping them receive the greatest possible value for their health care investment.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Coventry’s control. Statements in this document that are forward-looking, including the expected closing date of the merger, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Coventry’s control. Important risk factors could cause actual future events to differ materially from those currently expected by Coventry’s management, including, but not limited to the outcome of various litigation matters related to the proposed acquisition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, when they will occur and what impact they will have on the results of operations, financial condition or cash flows of Aetna or Coventry. Neither Aetna nor Coventry assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.